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                                  EXHIBIT 16.1

KPMG Peat Marwick LLP
50 West San Fernando Street     Telephone 408 279 2000      Telefax 408 287 9054
San Jose, CA 95113              Telex 171415 PMMSJC UD



Federal Deposit Insurance Corporation
Division of Supervision
Registration, Disclosure, and Securities Operations Unit
550 17th Street NW
Washington, D.C. 20429


December 4, 1997


Ladies and Gentlemen:

We were previously principal accountants for Heritage Bank of Commerce and, under the date of January 10, 1997, we reported on the financial statements of Heritage Bank of Commerce as of and for the years ended December 31, 1996 and 1995. On December 1, 1997, our appointment as principal accountants was terminated. We have read Heritage Bank of Commerce's statements included under
Item 10 of its Form F-3 dated December 1, 1997, and we agree with such statements.


Very truly yours,


KPMG Peat Marwick LLP